                                                                    Exhibit 99.1


AT EPIX MEDICAL                          AT FEINSTEIN KEAN HEALTHCARE
Michael Webb, CEO                        Francesca T. DeVellis or Julie Mosow
Pamela Carey, VP of Finance              (617) 577-8110
and Administration and CFO               E-mail: fdevellis@fkhealth.com
(617) 250-6012

NOT FOR IMMEDIATE RELEASE:
September 18, 2000

             EPIX ANNOUNCES $45 MILLION EQUITY FINANCING ARRANGEMENT

CAMBRIDGE, MA, SEPTEMBER 18, 2000 -- EPIX Medical, Inc. (Nasdaq: EPIX), a developer of specialty pharmaceuticals for magnetic resonance imaging (MRI), today announced that it has entered into an agreement with Acqua Wellington North American Equities Fund Ltd ("Acqua Wellington") for an equity financing facility covering the sale of up to $45 million of the Company's common stock over the next twenty eight months. These shares may be sold, at EPIX' discretion, at a small discount to the market price of EPIX' shares at the time of sale. The total amount of investment is dependent, in part, on EPIX' stock price, with EPIX controlling the amount and timing of stock sold.

Acqua Wellington manages a family of funds targeted at investment opportunities among mid-cap and small-cap companies in domestic and global equity markets. Its primary focus is in the technology and life science sectors.

The funds raised in this financing will be used to further enhance EPIX' development and discovery programs, as well as for general research and corporate purposes. "We are making progress in the development of our second product, a targeted contrast agent for imaging blood clots with MRI. Acquiring this additional funding will allow us to expedite and expand this effort in order to begin human testing as quickly as possible," said Michael D. Webb, Chief Executive Officer.

EPIX is a specialty pharmaceutical company based in Cambridge, MA, engaged in developing targeted contrast agents to transform the diagnosis and clinical management of disease using MRI. The Company's principal product under development, MS-325, is an investigational new drug designed to enhance MRI. To receive EPIX Medical's latest news and other corporate developments, please visit the EPIX Medical web site at WWW.EPIXMED.COM.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS OF THE COMPANY'S MANAGEMENT. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD


                                       ###

CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE PROJECTED, INCLUDING RISKS AND UNCERTAINTIES RELATED TO THE CONDUCT OF, AND RESULTS OBTAINED FROM, OUR CLINICAL TRIALS, OUR DEPENDENCE ON CORPORATE COLLABORATIONS, OUR ABILITY TO DEVELOP MULTIPLE APPLICATIONS FOR OUR PRODUCTS AND TECHNOLOGIES, MARKET ACCEPTANCE OF OUR PRODUCTS, REIMBURSEMENT POLICIES OF THIRD-PARTY PAYORS WITH RESPECT TO OUR OWN PRODUCTS, COMPETITION AND TECHNOLOGICAL CHANGE.




                                       ###